Exhibit 2.1

ACQUISITION AGREEMENT

           This ACQUISITION AGREEMENT (the “Agreement”) is entered into and made effective as of the 24th day of February, 2011 by and between the undersigned shareholders (“Sellers”) of AudioStreet, Inc., a Nevada corporation (“AudioStreet”) and MasterBeat Corporation, a Delaware corporation (“MasterBeat” or “Buyer”) for the acquisition of all of the ownership interests in AudioStreet.

WHEREAS, the Sellers, upon the terms and conditions set forth below, desire to transfer 100% of the ownership interests to MasterBeat, such that, following such transaction, AudioStreet will become a 100% wholly-owned subsidiary of MasterBeat.

           NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

1.    SALE AND PURCHASE

1.1           PURCHASE AND SALE.  Subject to the terms and conditions herein set forth, Buyer hereby agrees to acquire and Sellers hereby agree to transfer one hundred percent (100%) of the ownership interests in AudioStreet to Buyer, represented by outstanding shares of common stock of AudioStreet (the “Shares”).  AudioStreet owns certain assets which include, but are not limited to, the websites www.audiostreet.net, www.mixstreet.net and www.livemansion.com (the “Websites”) including all copyrights (and renewals and extensions of copyright) and trademarks, whether such assets consist of literary, dramatic, or any other form of works exclusive of the movie rights to “livemansion” (collectively the “Assets”).  In connection with the sale of the Shares, the assets, business and operations of AudioStreet (the “Business”) will be transferred to Buyer.

1.2           CONSIDERATION.  The consideration for the Shares shall be Twenty Five Million (25,000,000) shares of unregistered and restricted common stock of Buyer (“Buyer Shares”) issued to or for the benefit of Sellers as provided on Schedule “1.2” hereto.

1.3 CLOSING.  At Closing, Buyer shall issue the Buyer Shares to Sellers and Sellers shall convey the Shares to Buyer.

2.  REPRESENTATIONS AND WARRANTIES

2.1           REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer represents and warrants as follows:

a)        CORPORATE ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

b)        CORPORATE AUTHORITY.  Buyer has all requisite corporate power and authority to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

c)        NO VIOLATION.  Consummation of the acquisition contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation by which Buyer is bound.

d)        UNDISCLOSED LIABILITIES.  There are no debts, claims, liabilities or obligations owed by or claimed against Buyer or the business of Buyer, except as reflected on the books and records of the Buyer and the business, as disclosed in the Buyer’s Form 10-Q filed with the Securities & Exchange Commission for the quarter ended September 30, 2010 and as disclosed to Sellers.

e)        CAPITAL STRUCTURE.  The authorized capital stock of MasterBeat consists of 80 million shares of common stock, par value of $0.001 per share, of which 19,893,815 shares are issued and outstanding.  MasterBeat also has authorized 20 million shares of preferred stock of which zero shares are issued and outstanding.  MasterBeat does not have outstanding any other stock or other securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights, warrants or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plan except as previously disclosed.  MasterBeat is not subject to any option or other obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire or issue its capital stock.  MasterBeat does have in place a Non-Statutory Stock Option Plan (the “Plan”) whereby MasterBeat reserved for issuance up to 1,500,000 shares of the company’s common stock, but there have not been any options issued under the Plan and there are no options outstanding.  All shareholders have valid title to such shares and acquired their shares in a lawful transaction and in accordance with Delaware corporate law and the applicable securities laws of the United States and any state in which shares were issued or transferred.  There are no pre-emptive rights with respect to any past, current or future issue of MasterBeat common stock except as disclosed in MasterBeat’s Form 10-Q filed with the Securities & Exchange Commission for the quarter ended September 30, 2010.

2.2           REPRESENTATIONS AND WARRANTIES OF SELLERS. The Sellers and AudioStreet represent and warrant as follows:

a)        ORGANIZATION AND GOOD STANDING.  AudioStreet is a Nevada corporation having the capacity to enter into and complete the transactions contemplated.

b)        AUTHORITY.  AudioStreet has the authority to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

c)        NO VIOLATION.  Consummation of the acquisition contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation by which Sellers or AudioStreet are bound.

d)        INVESTOR STATUS.  The Sellers are “accredited investors” as defined in Regulation D of the Act or Sellers, either alone or with Sellers’ professional advisors who are unaffiliated with, have no equity interest in and are not compensated by Buyer or any affiliate or selling agent of Buyer, directly or indirectly, have sufficient knowledge and experience in financial and business matters that Sellers are capable of evaluating the merits and risks of an investment in the stock offered by Buyer and of making an informed investment decision with respect thereto and has the capacity to protect Sellers’ own interests in connection with Sellers’ proposed investment in the Buyer’s stock.  Sellers are aware that the shares are not registered and shall be restricted solely in accordance with the Securities Act of 1933.  No more than thirty-five of the Sellers are “non-accredited investors.”

e)        INVESTMENT.  Sellers are acquiring the Buyer’s common stock solely for Sellers’ own account as principal, for investment purposes only and not with a view to the resale or distribution.  Sellers understand the certificates representing the shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

f)           Each Seller is, and on the Closing Date will be, the sole record and beneficial owner of his or her Shares, free and clear of all manner of liens, charges, encumbrances, and claims. Each Seller, on the Closing Date, will have good and marketable title to his or her Shares and will have the absolute and unqualified right to sell, transfer and deliver the Shares to the Buyer.

3.  CONDITIONS PRECEDENT

3.1           Conditions to Each Party’s Obligations.  The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing (as hereinafter defined) of the following conditions:

a)        No Restraints. No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement and shall be in effect.

b)        Legal Action. There shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

c)        All intellectual property of the Business shall be included in the sale transaction to Buyer, and there shall be no infringements of or against any such intellectual property.

3.2           Conditions to Sellers’ Obligations. The obligations of the Sellers shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by the Sellers:
a)        Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.  “Material Adverse Effect” for purposes of this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, financial condition, or results of operation of the entity.

b)        Performance of Obligations of Buyer. Buyer shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

3.3           Conditions to Buyer’s Obligations. The obligations of Buyer shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Buyer:
a)        Representations and Warranties of Sellers.  The representations and warranties of the Sellers set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

              b)        Performance of Sellers.  Sellers shall have performed all agreements and covenants required to be performed by them under this Agreement prior to Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

c)        Audit.  Within 80 days of execution of this Agreement, AudioStreet agrees to arrange to provide Buyer audited financials by an auditor satisfactory to Buyer and will provide all financial information necessary to meet Buyer’s filing requirements.

4. CLOSING AND DELIVERY OF DOCUMENTS

4.1           Time and Place.  The Closing of the transaction contemplated by this Agreement shall take place immediately upon the full execution of this Agreement, and the satisfaction of all conditions or at such other time and place as the Parties mutually agree, by exchange of the Shares for the Buyer’s Shares.  All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile, telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.2           Deliveries by Buyer.  At Closing, in accordance with the terms of this Agreement, Buyer shall make the following deliveries to Seller:

a)	Certified resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement;

b)	Stock certificates in the name of Sellers for a total of 25,000,000 shares of Buyer’s common stock;

c)	Any other Closing Documents as may be necessary or reasonably requested in order to consummate the transaction contemplated under this Agreement.

4.3           Deliveries by Sellers. At Closing or as soon as practicable thereafter, Sellers shall make the following deliveries to Buyer:

a)
Subject to the terms and conditions of, and in reliance on the representations and warranties set forth in this Agreement, on the Closing Date, the Sellers shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers the Shares, free and clear of all liens, pledges, encumbrances, charges, and claims. Certificates evidencing the Shares shall either be duly endorsed in blank or accompanied by appropriate stock powers endorsed in blank.

b)	Certified resolutions of the Board of Directors of AudioStreet authorizing the execution and performance of this Agreement and the transactions contemplated herein.

c)	Any other Closing Documents as may be necessary or reasonably requested in order to consummate the transaction contemplated under this Agreement.

5.  INDEMNIFICATION AND ARBITRATION

5.1.           Indemnification.  The Sellers, on the one hand, and the Buyer, on the other hand, (each party, “Indemnifying Party”) shall agree to indemnify, and hold harmless the other party (“Indemnified Party”) from any and all claims, demands, liabilities, damages, losses, costs and expenses that the other party shall incur or suffer, that arise, result from or relate to any breach of, or failure by Indemnifying Party to perform any of their respective representations, warranties, covenants, or agreements in this Agreement or in any exhibit, addendum, or any other instrument furnished by the Indemnifying Party under this Agreement.

5.2           Arbitration & Governing Law.  The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of New York.

a)        The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) within the State of New York.  Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.
b)        The law applicable to the arbitration and this Agreement shall be that of the State of New York.

c)        The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order.  The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

d)   Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

e)   Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this agreement.  Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this agreement.

f)   In any adverse action, the parties shall restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

g)  The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

h)  It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

The provisions for arbitration contained herein shall survive the termination of this agreement for any reason.

6.  GENERAL PROVISIONS.

6.1           FURTHER ASSURANCES.  From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

6.2           ENTIRE AGREEMENT.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

6.3           WAIVER.  Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

6.4           BROKERS.  Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

6.5           NOTICES.  All notices and other communications hereunder shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, as follows:

If to Sellers or to AudioStreet, to:

Chris Messalas
120 Wall Street, Suite 2401
New York, NY  10005
T/ (212) 737-8301
F/ (646) 349-2555

If to Buyer, to:

MasterBeat Corp.
c/o John C. Biondo
222 E. 31st Street, Main Level
New York, NY 10016

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient.  If notice is given by mail, such notice shall be deemed given upon receipt and delivery or refusal.

6.6           ASSIGNMENT.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

6.7           COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

6.8           AMENDMENTS.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties hereto.

6.9           REVIEW OF AGREEMENT.  Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel.  In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this Agreement.

6.10         SCHEDULES.  All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon.

6.11         SEVERABILITY.  Any term or provision this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Buyer:

MASTERBEAT CORPORATION

	BY:	/s/ Brett Henrichson
NAME: BRETT HENRICHSON
TITLE: CEO

Sellers:

AUDIOSTREET, INC.

	BY:	/s/ Chris Messalas
NAME: CHRIS MESSALAS
TITLE: CEO